March 7, 2018

ZAGG Reports Record 2017 Fourth Quarter and Full Year Results

SALT LAKE CITY, March 7, 2018 (GLOBE NEWSWIRE) – ZAGG Inc (Nasdaq: ZAGG), a leading global mobile lifestyle company, today announced financial results for the fourth quarter and twelve months ended December 31, 2017.

Fourth Quarter Highlights (Comparisons versus Fourth Quarter 2016)

•	Net sales of $176.9 million, a 54% increase compared to $114.9 million

•	Gross margin of 32% compared to 26%

•	Pre-tax income of $30.0 million compared to a pre-tax loss of $(4.2) million

•	Adjusted EBITDA of $35.8 million compared to $3.8 million

2017 Full Year Highlights (Comparisons versus Full Year 2016)

•	Net sales of $519.5 million, a 29% increase compared to $401.9 million

•	Gross margin of 33% compared to 32%

•	Pre-tax income of $43.4 million compared to a pre-tax loss of $(23.6) million

•	Adjusted EBITDA of $73.0 million, a 96% increase compared to $37.2 million

2018 Full Year Outlook

•	Net sales in the range of $550 million to $570 million

•	Adjusted EBITDA in the range of $77 million to $80 million

“We delivered record financial results in 2017 highlighted by a very strong fourth quarter,” commented Randy Hales, President and Chief Executive Officer. “The sales momentum we generated earlier in the year continued to accelerate during the holiday season fueled by global demand for our existing products as well as new introductions from both the InvisibleShield and mophie brands. The combination of robust top-line growth and greater operating efficiencies throughout our organization led to a dramatic increase in profitability. We begin 2018 with leading market share positions in screen protection, power cases, and external power along with a rapidly growing presence in wireless charging. I am confident that ZAGG is well situated financially, strategically and operationally to capitalize on the many opportunities ahead of us while creating greater value for shareholders.”

Fourth Quarter Results

	For the Three Months Ended
(in millions, except per share amounts)	December 31, 2017	December 31, 2016
Net Sales	$176.9	$114.9
Gross Margin	$56.2	$29.9
Gross Margin %	32%	26%
Net Income (Loss)	$8.1	$(4.1)
Earnings (Loss) per Share	$0.28	$(0.15)
Adjusted EBITDA	$35.8	$3.8
Adjusted EBITDA %	20%	3%
(See chart below for summary of tax reform impact on 2017 net income and earnings per share)

Net sales increased 54% to $176.9 million compared to $114.9 million due primarily to (1) the increase in sales of our power management products, particularly accessories supporting the wireless charging ecosystem, and (2) increased sales of screen protection products in key wireless and retail accounts, particularly in international markets. During the fourth quarter of 2016, the Company launched the juice pack power cases for the iPhone 7 and 7+, however, there was no similar juice pack load-in during the fourth quarter of 2017 resulting in a decline in overall power case sales quarter over quarter.

Gross profit increased to $56.2 million (32% of net sales), compared to $29.9 million (26% of net sales). The increase in gross profit margin was primarily due to improvements in margins of mophie branded product, partially offset by an increase in freight costs.

Operating expense decreased 22% to $26.2 million (15% of net sales) compared to $33.4 million (29% of net sales). The decrease in operating expense was primarily attributable to a $7.0 million gain recorded during the period associated with the settlement of litigation related to the disputed mophie purchase price.

Net income was $8.1 million compared to net loss of $(4.1) million. Diluted earnings per share was $0.28 (on 28.8 million shares) compared to diluted loss per share of $(0.15) (on 28.1 million shares). Excluding the impact of recent tax reform, fourth quarter 2017 net income was $20.5 million and earnings per share was $0.71. (Please see the table accompanying this release that outlines the tax reform impact on net income and earnings per share)

Adjusted EBITDA was $35.8 million compared to $3.8 million.

2017 Full Year Results

	For the Years Ended
(in millions, except per share amounts)	December 31, 2017	December 31, 2016
Net Sales	$519.5	$401.9
Gross Margin	$169.0	$127.6
Gross Margin %	33%	32%
Net Income (Loss)	$15.1	$(15.6)
Earnings (Loss) per Share	$0.53	$(0.56)
Adjusted EBITDA	$73.0	$37.2
Adjusted EBITDA %	14%	9%
(See chart below for summary of tax reform impact on 2017 net income and earnings per share)

Net sales increased 29% to $519.5 million, compared to $401.9 million due primarily to (1) the increase in sales of our power management products, particularly accessories supporting the wireless charging ecosystem, (2) increased sales of screen protection products in key wireless and retail accounts, particularly in international markets, and (3) the inclusion of 12 months of mophie sales during 2017 versus only 10 months in 2016. Prior to the acquisition in 2016, mophie recorded sales of $17.3 million, which if added to the full year 2016 sales total of $401.9 million, the Company would still have realized an increase in sales compared to 2016 of $100.3 million or 24%.

Gross profit increased to $169.0 million (33% of net sales), compared to $127.6 million (32% of net sales). The increase in gross profit margin was primarily due to improvements in margins of mophie branded product and a $2.6 million charge incurred during 2016 related to the impact of the fair value write-up of mophie inventory that did not recur in 2017. This increase was partially offset by an increase in freight costs and a shift in the product mix whereby 2017 screen protection sales were a smaller percentage of overall sales compared to the prior year (although overall screen protection sales increased by $33.6 million or 16%).

Operating expense decreased to $124.3 million (24% of net sales) compared to $149.0 million (37% of net sales). The decrease in operating expenses was primarily attributable to (1) a $24.3 million loss related to the disputed mophie purchase price in 2016 that did not recur in 2017, (2) a $7.0 million gain recorded in 2017 associated with the settlement of litigation related to the disputed mophie purchase price, (3) synergies from cost reduction initiatives, (4) lower transaction-related costs, (5) a reduction in advertising and marketing spend, and (6) an overall reduction in amortization expense. These decreases were partially offset by the following increases: (1) the inclusion of 12 months of mophie-related expenses for 2017 compared with 10 months in 2016, (2) the $2.0 million impairment of an intangible asset in 2017, and (3) an increase in operating expense related to the launch of certain wireless charging accessories.

Net income increased to $15.1 million compared to net loss of $(15.6) million. Diluted earnings per share was $0.53 (on 28.4 million shares) compared to diluted loss per share of $(0.56) (on 28.0 million shares). Excluding the impact of recent tax reform, 2017 net income was $27.5 million and earnings per share was $0.97. Please see the table accompanying this release that outlines the tax reform impact on net income and earnings per share.

Adjusted EBITDA was $73.0 million compared to $37.2 million.

2018 Business Outlook
For the full year 2018, the Company currently expects:

•	Net sales of $550 million to $570 million

•	Gross profit margin as a percentage of net sales in the low to mid 30’s range

•	Adjusted EBITDA of $77 million to $80 million

•	Diluted earnings per share of $1.30 to $1.50

•	Annual effective tax rate of approximately 27%

Impact of 2017 Tax Reform Bill
During the fourth quarter of 2017, the United States Government passed the Tax Cuts and Jobs Act (the “Act”), which enacted significant changes to the United States’ federal tax code, including a reduction in the federal income tax rate for corporations from 35% to 21%. As of December 31, 2017, Management recorded a primarily non-cash charge of $12.4 million to income tax expense primarily to reflect (1) the re-measurement of deferred tax assets utilizing the lower federal income tax rate and (2) the tax on mandatory deemed repatriation of foreign earnings.

The impact of this $12.4 million charge on the income tax rate, net income, and earnings per share for the three and twelve months ended December 31, 2017, is illustrated in the table below (amounts in millions, except per share data):

(in millions, except per share amounts)	Three Months Ended December 31, 2017	Twelve Months Ended December 31, 2017
Income before provision for income taxes	$30.0	$43.4
Tax provision before impact of tax reform	$(9.5)	$(15.9)
Net income before impact of tax reform	$20.5	$27.5
Diluted earnings per share before impact of tax reform	$0.71	$0.97
Effective income tax rate before impact of tax reform	32%	37%

Tax provision attributable to tax reform	$(12.4)	$(12.4)
Net income	$8.1	$15.1
Diluted earnings per share	$0.28	$0.53
Effective income tax rate	73%	65%

Conference Call
A conference call will be held today, March 7, 2018 at 5:00 p.m. EST to review these results. Interested parties may access via the Internet on the Company's website at: investors.zagg.com.

About Non-GAAP Financial Information
Readers are cautioned that Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, other income (expense), mophie transaction expenses, mophie fair value inventory write-up related to acquisition, mophie restructuring charges, mophie employee retention bonus, loss on disputed mophie purchase price (2016 only), and impairment of intangible asset) is not a financial measure under US generally accepted accounting principles (GAAP). In addition, this financial information should not be construed as an alternative to any other measure of performance determined in accordance with GAAP, or as an indicator of operating performance, liquidity or cash flows generated by operating, investing and financing activities, is as there may be significant factors or trends that it fails to address. We present Adjusted EBITDA because we believe that it is helpful to some investors as a measure of performance. We caution readers that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the financial results of other companies.

Cautionary Note Regarding Forward-Looking Statements
This press release contains (and oral communications made by us may contain) ”forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "target," “future,” “seek,” “likely,” “strategy,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding our outlook for the Company and statements that estimate or project future results of operations or the performance of the Company.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (a) the ability to design, produce, and distribute the creative product solutions required to retain existing customers and to attract new customers; (b) building and maintaining marketing and distribution functions sufficient to gain meaningful international market share for our products; (c) the ability to respond quickly with appropriate products after the adoption and introduction of new mobile devices by major manufacturers like Apple, Samsung, and Google; (d) changes or delays in announced launch schedules for (or recalls or withdrawals of) new mobile devices by major manufacturers like Apple, Samsung, and Google; (e) the ability to successfully integrate new operations or acquisitions, (f) the impact of inconsistent quality or reliability of new product offerings; (g) the impact of lower profit margins in certain new and existing product categories, including certain mophie products; (h) the impacts of changes in economic conditions, including on customer demand; (i) managing inventory in light of constantly shifting consumer demand; (j) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the company from cyber-attacks, terrorist incidents, or the threat of terrorist incidents; and (k) adoption of or changes in accounting policies, principles, or estimates. Any forward-looking statement made by us in this press release speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in our most recent Annual Report on Form 10-K and other reports we file with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - "Risk Factors" in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

About ZAGG Inc
ZAGG Inc (NASDAQ:ZAGG) is a global leader in accessories and technologies that empower mobile lifestyles. The Company has an award-winning product portfolio that includes screen protection, mobile keyboards, power management solutions, social tech, and personal audio sold under the ZAGG®, mophie®, InvisibleShield®, and IFROGZ® brands. ZAGG has operations in the United States, Ireland, and China. ZAGG products are available worldwide, and can be found at leading retailers including Best Buy, Verizon, AT&T, Sprint, Walmart, Target, Walgreens and Amazon.com. For more information, please visit the company’s websites at www.zagg.com and www.mophie.com and follow us on Facebook, Twitter and Instagram.
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CONTACT:

Investor Relations:
ICR Inc.Brendon Frey
203-682-8216
brendon.frey@icrinc.com

Company:
ZAGG Inc
Jeff DuBois
801-506-7336
jeff.dubois@ZAGG.com

Media:
The Brand Amp
Katie Kotarak
949-438-1078
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